Exhibit 23.2




INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Thomas & Betts Corporation on Form S-3 of our report dated February 6, 1997 (relating to the consolidated financial statements of Augat Inc. [a wholly-owned subsidiary of Thomas & Betts Corporation since December 11, 1996] and subsidiaries, not incorporated by reference or presented separately herein) appearing as Exhibit 99 in the Annual Report on Form 10-K of Thomas & Betts Corporation for the year ended December 29, 1996 and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.




DELOITTE & TOUCHE LLP

Boston, Massachusetts
July 25, 1997